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                   RIVERSOURCE SPECIAL TAX-EXEMPT SERIES TRUST

                         CERTIFICATE OF TERMINATION OF:

                   RIVERSOURCE MASSACHUSETTS TAX-EXEMPT FUND,
                    RIVERSOURCE MICHIGAN TAX-EXEMPT FUND AND
                        RIVERSOURCE OHIO TAX-EXEMPT FUND,
        EACH A SERIES OF THE RIVERSOURCE SPECIAL TAX-EXEMPT SERIES TRUST

The undersigned officer of RiverSource Special Tax-Exempt Series Trust (the "Company"), hereby certifies that:

     1.   The name of the Company is RiverSource Special Tax-Exempt Series
          Trust.

     2. At a Joint Special Meeting of Shareholders of RiverSource Massachusetts Tax-Exempt Fund, RiverSource Michigan Tax-Exempt Fund and RiverSource Ohio tax-Exempt Fund (each, a "Terminated Fund"), held January 29, 2008, shareholders of each Terminated Fund voted separately to approve an Agreement and Plan of Reorganization between the Terminated Fund and RiverSource Tax-Exempt High Income Fund (a series of RiverSource Tax-Exempt Income Series, Inc., a Minnesota corporation) (the "Buying Fund") under which all assets attributable to Class A, B and C shares of RiverSource Massachusetts Tax-Exempt Series, RiverSource Michigan Tax-Exempt Series and RiverSource Ohio Tax-Exempt Series (each, a "Terminated Series"), each representing the beneficial interest in the Terminated Fund of the same name, were transferred to the Buying Fund in exchange for corresponding Class A, B and C shares of the series of RiverSource Tax-Exempt Income Series, Inc. representing beneficial interest in the Buying Fund and the assumption by the Buying Fund of all liabilities attributable to each Terminated Fund.

     3. The Company's Board of Trustees has directed the Company's officers to take all such actions to carry out the Agreement and Plan of Reorganization, among such actions, the termination of the Company's Classes A, B and C shares of each Terminated Series.

     4. There are currently no shares of Classes A, B or C of any of the Terminated Series outstanding.

     5. Pursuant to Section 6.1(b) of Article VI of the Company's Amended and Restated Agreement and Declaration of Trust, dated April 21, 2006 (the "Declaration of Trust"), this Certificate of Termination shall have the status of an amendment to the Declaration of Trust whereby the Existing Funds and the Existing Series, as those terms are defined under Section 6.1(a) of Article VI of the Declaration of Trust, are amended to remove each Terminated Fund and Terminated Series.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Termination this 28th day of May, 2008.

                                         RIVERSOURCE SPECIAL TAX-EXEMPT SERIES
                                         TRUST


                                         /s/ Scott R. Plummer
                                         ---------------------------------------
                                         Scott R. Plummer
                                         Secretary